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Exhibit 4.4

Articles of Amendment to the Charter of Registrant, dated November 19, 1998





















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                                         SARA LEE CORPORATION

                                         ARTICLES OF AMENDMENT


THIS IS TO CERTIFY THAT:

     FIRST: The charter of Sara Lee Corporation, a Maryland corporation (the "Corporation"), is hereby amended by (a) deleting the first two paragraphs of existing Article FIFTH in their entirety and substituting in lieu thereof the following new paragraphs:

     "The total number of shares of all classes which the Corporation has authority to issue is One Billion Two Hundred Thirteen
     Million Five Hundred Thousand (1,213,500,000), consisting of the following number of shares of the following classes:

     (a) THE COMMON STOCK. One Billion Two Hundred Million
     (1,200,000,000) shares of Common Stock of the par value of $.01 per share, having an aggregate par value of $12,000,000, and"

and (b) changing any reference to the par value of Common Stock to $.01 par value per share

     SECOND: The amendments to the charter of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

     THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to these Articles of Amendment being accepted for record was 613,500,000, consisting of 600,000,000 shares of Common Stock, $1.33 par value per share, and 12,000,000 shares of Preferred Stock, without par value, and 1,500,000 shares of Convertible Adjustable Preferred Stock, without par value. The total aggregate par value of all shares of all classes of stock with par value was $800,000,000.

     FOURTH: The total number of shares of stock which the Corporation has authority to issue, pursuant to the charter of the Corporation as hereby amended, is 1,213,500,000, consisting of 1,200,000,000 shares of Common Stock, $.01 par value per share, 12,000,000 shares of Preferred Stock, without par value, and 1,500,000 shares of Convertible Adjustable Preferred Stock, without par value. The total aggregate par value of all shares of all classes of stock with par value is $12,000,000.

     FIFTH: The information required by subsection (b)(2)(i) of Section 2-607 of the Maryland General Corporation Law was not changed by the amendments set forth herein.


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     The undersigned Senior Vice President acknowledges these Articles of
Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and attested to by its Assistant Secretary on this 19th day of November, 1998.

ATTEST                                 SARA LEE CORPORATION



/s/ R. Henry Kleeman                   By: /s/ Janet Langford Kelly
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R. Henry Kleeman                          Janet Langford Kelly
Assistant Secretary                       Senior Vice President







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